SCHEDULE 14A INFORMATION

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Material Sciences Corporation

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May 21, 2004

Dear Shareowner:

The 2004 Annual Meeting of Shareowners will be held on Thursday, June 24, 2004, at 10:00 a.m. (CDT) at our offices located at 2200 East Pratt Boulevard, Elk Grove Village, Illinois. We hope you will attend. We will be voting on the election of directors and any other matters as may properly come before the meeting. We also will hear management’s report regarding the past fiscal year’s operations.

The attached notice of annual meeting and proxy statement describe in more detail the matters upon which the shareowners will vote. It is important that your shares be represented at the meeting, regardless of the number you own or whether or not you plan to attend. Accordingly, we urge you to vote your shares as soon as you can.

I look forward to seeing you on June 24th.

Sincerely,

DR. RONALD A. MITSCH

Non-Executive Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

The Annual Meeting of Shareowners of Material Sciences Corporation will be held on Thursday, June 24, 2004, at 10:00 a.m. (CDT) at our offices located at 2200 East Pratt Boulevard, Elk Grove Village, Illinois, for the following purposes:

1.	To elect eight directors to the Board; and

2.	To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends you vote “FOR” the election of directors.

Shareowners of record at the close of business on April 28, 2004 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to shareowners. Registration will begin at 9:00 a.m., and seating will begin at 9:45 a.m. Each shareowner may be asked to present valid picture identification, such as a driver’s license or passport. Shareowners holding stock in brokerage accounts (“street name” holders) will need to bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

James J. Waclawik, Sr.

Vice President,

Chief Financial Officer and Secretary

Elk Grove Village, Illinois

May 21, 2004

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareowners of Material Sciences Corporation to be held on Thursday, June 24, 2004, beginning at 10:00 a.m. (CDT), at our offices located at 2200 East Pratt Boulevard, Elk Grove Village, Illinois, and at any postponements or adjournments thereof. This proxy statement is being mailed to shareowners on or about May 24, 2004.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareowners will act upon the matters outlined in the accompanying notice of annual meeting. In addition, management will report on our performance and respond to appropriate questions from shareowners.

Who is entitled to vote at the meeting?

Only shareowners of record at the close of business on April 28, 2004, the record date for the meeting, are entitled to receive notice of and to vote at the meeting. If you were a shareowner of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting or at any postponements or adjournments of the meeting.

What are the voting rights of the holders of our common stock?

Each outstanding share of our common stock will be entitled to one vote on each matter considered at the meeting. If one or more shareowners give notice before the voting at the meeting of their intention to cumulate their votes in the election of directors, all shareowners entitled to vote shall have the right to so cumulate their votes. We have not received such notice from a shareowner as of the date of this proxy statement and, if such notice is given to us prior to the voting at the meeting, each holder of our common stock will be entitled, for each share held, to one vote for each director being elected and may cast all such votes for a single nominee (who has been nominated by the Board or in accordance with our By-Laws) or distribute such votes among two or more such nominees. If such notice is given, each executed proxy will grant the person or persons named therein discretionary authority to cumulate votes in connection with the election of directors, except no votes represented by such proxy may be voted for any nominee with respect to which authority to vote has been withheld on the proxy card or voting instruction card and except to the extent that specific instructions have been given on the proxy card or voting instruction card as to cumulative voting. In the event of cumulative voting, if voting authority is withheld from a particular nominee or nominees, votes will be cumulated in favor of the other nominees, and if different specific instructions are given, the specific instructions will be followed.

Who can attend the meeting?

Shareowners as of the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 9:00 a.m., and seating will begin at 9:45 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A majority of the outstanding shares of our common stock, represented in person or by proxy, shall constitute a quorum for the transaction of business at the meeting. The close of business on April 28, 2004, has been fixed as the record date for the determination of shareowners entitled to notice of and vote at the meeting. On that date, there were 14,263,092 shares of our common stock outstanding.

Proxies received but marked as abstentions and broker non-votes will be counted for purposes of determining whether there is a quorum at the meeting.

How do I vote?

If the shares of our common stock are held in your name, you can vote on matters to come before the meeting in two ways:

•	by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or

•	by written ballot at the meeting.

Shareowners whose shares of our common stock are held in “street name” must either direct the record holder of their shares as to how to vote their shares of common stock or obtain a proxy from the record holder to vote at the meeting. “Street name” shareowners should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board of Directors. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of the shareowners arise, the shareowners confer upon the person or persons named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment. Such authority includes the discretionary authority of the person or persons named on the proxy card to cumulate votes so as to elect the maximum number of directors.

How can I change my vote?

If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

•	filing with the Secretary of MSC a written notice of revocation;

•	sending in another duly executed proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

If your shares are held in “street name”, you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

How do I vote my 401(k) shares?

If you are one of our many employees who participate in the MSC common stock fund under our 401(k) plan, you will receive from the plan trustee a request for voting instructions with respect to all of the shares allocated to your plan account. You are entitled to direct the plan trustee how to vote your plan shares. If you do not give voting instructions to the plan trustee within the time specified by the plan trustee, your plan shares will be voted by the plan trustee in the same proportion as shares held by the plan trustee for which voting instructions have been received. You may revoke your previously given voting instructions by filing with the plan trustee either a written notice of revocation or a properly completed and signed voting instructions card bearing a later date.

What vote is required to approve each item?

Election of Directors. Directors will be elected by the vote of the holders of a majority of shares of common stock represented at the meeting in person or by proxy unless there is cumulative voting. If the vote is conducted by cumulative voting, then the eight nominees receiving the greatest number of votes shall be elected as directors. Shares of common stock as to which authority to vote for the election of one or more director nominees is withheld on the enclosed proxy or voting instruction card will not be counted in determining the number of shares necessary for approval if the vote is conducted by cumulative voting.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy and entitled to vote on the item will be required for approval. Abstentions will be treated as being present and entitled to vote on the items and, therefore, will have the effect of votes against the proposal. There are currently no other matters to be voted on at the meeting.

Effect of Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon at the meeting. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

STOCK OWNERSHIP

Who are the largest owners of our common stock?

The following table contains information regarding the persons known to us that beneficially own more than 5% of our common stock as of April 28, 2004, other than Frank L. Hohmann III. Information regarding Mr. Hohmann, an MSC director, is set forth below under the caption “How much common stock do our directors and executive officers own?”

	Shares of Common Stock Beneficially Owned
Name and Address	Number	Percent (1)
T. Rowe Price Associates, Inc. (2)	1,810,600	12.7%
100 E. Pratt Street Baltimore, MD 21202

Mario J. Gabelli (and affiliates) (3)	1,500,620	10.5%
One Corporate Center Rye, NY 10580-1424

Dimensional Fund Advisors, Inc. (4)	1,113,150	7.8%
1299 Ocean Ave. 11th Floor Santa Monica, CA 90401

Ironwood Capital Management, LLC (and affiliates) (5)	802,185	5.6%
21 Custom House Street Boston, MA 02110

Wells Fargo & Company (6)	769,766	5.4%
420 Montgomery Street San Francisco, CA 94104

(1)	Based upon the number of shares of our common stock outstanding on April 28, 2004.
(2)	Based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc., T. Rowe has sole voting power with respect to 342,200 shares and sole dispositive power with respect to all such shares.
(3)	Based on a Schedule 13D/A filed by Mario J. Gabelli and certain affiliated entities, Mr. Gabelli directly or indirectly controls or acts as chief investment officer for the entities listed below and, therefore, may be deemed to beneficially own all or some of such shares. According to the Schedule 13D/A, Gabelli Funds, LLC has sole voting and dispositive power with respect to 374,130 shares, GAMCO Investors, Inc. has sole voting and dispositive power with respect to 1,091,490 shares, Gabelli Advisors, Inc. has sole voting and dispositive power with respect to 35,000 shares and each of Gabelli Group Capital Partners, Inc., Gabelli Asset Management Inc. and Mario J. Gabelli has no voting or dispositive power with respect to any shares.
(4)	Based on a Schedule 13G/A filed by Dimensional Fund Advisors, Inc., Dimensional Funds has sole voting and dispositive power with respect to all such shares. According to the Schedule 13G/A, all of the shares are owned by advisory clients of Dimensional Fund and, therefore, Dimensional Fund disclaims beneficial ownership of all such shares.
(5)	Based on a Schedule 13G filed by Ironwood Capital Management, LLC, Warren J. Isabelle, Richard L. Droster and Donald Collins, Ironwood Capital and Messrs. Isabelle, Droster and Collins each has shared voting power with respect to 625,185 shares and shared dispositive power with respect to all such shares.
(6)	Based on a Schedule 13G filed by Wells Fargo & Company (“WF”) and Wells Capital Management Incorporated (“WCM”), WF has sole voting power with respect to 767,841 shares and sole dispositive power with respect to all such shares and WCM has sole voting power with respect to 759,500 shares and sole dispositive power with respect to all such shares.

How much common stock do our directors and executive officers own?

The following table provides certain information, as of April 28, 2004, on the beneficial ownership of our common stock by each director of MSC, the executive officers named in the Summary Compensation Table below (other than Mr. Nadig who resigned on April 17, 2003 and for whom we have no current information), and the directors and executive officers of MSC as a group. To our knowledge, each person has sole voting and investment power for the shares shown unless otherwise noted. The address of all officers and directors described below is c/o Material Sciences Corporation, 2200 East Pratt Blvd., Elk Grove Village, IL 60007.

Name	Number of shares directly owned (1)		Shares under exercisable options (2)	Total shares beneficially owned	Percent of class
Directors

G. Robert Evans (4)	92,528		19,958	112,486	*

Avrum Gray	—		4,420	4,420	*

E. F. Heizer, Jr. (5)	90,710	(3)	25,569	116,279	*

Frank L. Hohmann III	1,817,350	(6)	7,183	1,824,533	12.8

Dr. Ronald A. Mitsch	11,344	(3)	19,571	30,915	*

Dr. Mary P. Quin	3,485		19,571	23,056	*

John D. Roach	1,465	(3)	3,907	5,372	*

Curtis G. Solsvig III	5,000		3,907	8,097	*

Ronald L. Stewart (7)	—		—	—	*

Named Executive Officers

Andrew G. Blake	18,409		—	18,409	*

Michael J. Callahan (4)	22,277		16,724	39,001	*

Ronald L. Millar, Jr.	58,460	(8)	75,614	134,074	*

Clifford D. Nastas	15,777		25,168	40,945	*

James J. Waclawik, Sr.	57,290		79,492	136,782	1.0

All executive officers and directors as a group (18 persons) (9)	2,263,774		401,203	2,664,977	18.7

*	Less than 1%
(1)	Includes shares held by immediate family members or in trusts. Excludes shares that may be acquired through the exercise of stock options, which information is set forth separately.
(2)	Includes shares subject to options that are exercisable on April 28, 2004 and options which become exercisable within 60 days thereafter.
(3)	Includes 3,410, 5,934 and 1,465 shares for Messrs. Heizer, Mitsch and Roach, respectively, which may be issuable within 60 days pursuant to each director’s deferred stock unit account established under the 2001 Compensation Plan for Non-Employee Directors.
(4)	Mr. Evans is not standing for re-election at the annual meeting. Mr. Callahan retired as our President and Chief Executive Officer and as a director on February 29, 2004.
(5)	Mr. Heizer became a director emeritus on June 23, 2003 and will retire from this position on June 24, 2004.

(6)	Based on a Schedule 13G/A filed by Mr. Hohmann. Mr. Hohmann has sole voting and dispositive power with respect to 1,761,650 shares and shared voting and dispositive power with respect to 55,700 shares. According to the Schedule 13G/A, the number of shares beneficially owned includes: 5,000 shares held in trust for the daughter of Mr. Hohmann, for which Mr. Hohmann states that he is not the trustee and for which he disclaims beneficial ownership; 10,700 shares beneficially owned by Mr. Hohmann’s adult son, for which Mr. Hohmann disclaims beneficial ownership; and 40,000 shares held in a private charitable foundation, for which Mr. Hohmann serves as trustee and for which he disclaims beneficial ownership.
(7)	Mr. Stewart was named our President and Chief Executive Officer and elected a director on March 1, 2004.
(8)	Includes 800 shares held in a trust for the grandchildren of Mr. Millar.
(9)	Includes all executive officers and directors holding office on February 29, 2004 and Mr. Stewart.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of shares of our common stock with the SEC. Directors, officers and greater than 10% shareowners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on the review of the copies of such reports furnished to us, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, from March 1, 2003 through February 29, 2004, our directors, officers and greater than 10% shareowners complied with all applicable filing requirements.

ELECTION OF DIRECTORS

The eight persons listed below are proposed to be elected as directors for a period to end at the 2005 Annual Meeting of Shareowners, when they may be proposed to be re-elected or successors are elected and qualified at that meeting, or, as provided in our By-Laws, upon the earlier of death, resignation or removal. Unless authority to vote for one or more nominees is withheld in the proxy, signed proxies that are returned will be voted for approval of the election of the eight nominees listed below. All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board recommends.

Michael J. Callahan retired from his position as MSC’s President and Chief Executive Officer and a director effective February 29, 2004. G. Robert Evans will be retiring from the Board effective June 24, 2004 and, therefore, will not stand for re-election. Mr. Heizer has served as director emeritus since June 26, 2003 and will serve in that capacity until June 24, 2004. The Board recently elected Mr. John Reilly to the Board effective June 1, 2004. Mr. Reilly was one of several candidates identified by the Nominating and Corporate Governance Committee during their search for a new director with knowledge of the automotive industry and financial expertise. After reviewing the qualifications of a number of candidates against the Committee’s established criteria, the Committee recommended and the Board elected Mr. Reilly.

Information regarding the nominees, as of April 28, 2004, is set forth below, including their ages, the period each has served on the Board and the nominees’ business experience.

Avrum Gray Age 68	Director since 2003
Mr. Gray, Chairman and Founding Partner of G-Bar Limited Partnership and affiliates (1982 to present), one of the nation’s largest independent options trading firms and a leading specialist in computer-based arbitrage activities in the derivatives markets; Chairman of the Board of Alloy Consolidated Industries, a privately held automotive aftermarket company (1969-1991); and Chairman of the Board, Lynch Systems, Inc., (1991-2001), a capital equipment manufacturer. Mr. Gray is a member of the Board of Directors of Lynch Corporation, an AMEX listed manufacturing company (1999 to Present); Nashua Corporation, a NYSE listed manufacturer of paper products and labels (2001 to Present); SL Industries, Inc., an AMEX listed manufacturer of power and data quality equipment and systems (2001 to Present); current member of Illinois Institute of Technology Financial Markets and Trading Advisory Board; former member of Illinois Institute of Technology Board of Overseers MBA program; former chairman of Chicago Presidents Organization; former Chairman of the Board of Trustees of Spertus College; and former Presidential Appointee to the United States Department of Commerce.

Frank L. Hohmann III Age 58	Director since 2002
Mr. Hohmann, a private investor, has been a director since February 2002. Mr. Hohmann spent 23 years with Donaldson, Lufkin & Jenrette, which was acquired by Credit Suisse First Boston. Mr. Hohmann was a managing director in the equity derivatives group at Credit Suisse First Boston until he retired on January 2, 2002. From 1974 to 1978, he was managing director at WM Sword and Co. He is a member of the board of directors of Egerton Capital Limited, Mount European Fund, U. Vine Limited and a trustee of Winterthur Museum.

Dr. Ronald A. Mitsch Age 69	Director since 1999
Dr. Mitsch was named our Non-Executive Chairman of the Board in April 2003. Dr. Mitsch retired as Vice Chairman and Executive Vice President, Industrial and Consumer Markets and Corporate Services of the 3M Company in 1998. Dr. Mitsch had served in these capacities since 1995. Since joining the 3M Company in 1960, Dr. Mitsch held several key management positions including Senior Vice President, Research and Development. Dr. Mitsch is a member of the board of directors of The Lubrizol Corporation, WTC Industries and GaMra Composites and is Chairman of the Board of Trustees of Hamline University.

Dr. Mary P. Quin Age 50	Director since 1999
Dr. Quin is founder and President of a sole proprietorship, Tuliqi, which specializes in retailing organic textile materials. Dr. Quin was a consultant from 2000 until 2002 and served as Vice President and General Manager, Color Solutions Business Unit, Office Document Products Group at Xerox Corporation from 1999 until June 2000. Since joining Xerox in 1995 as Director, Corporate Business Strategy, she served as Vice President and General Manager, External Business Unit, Office Document Products Group and Vice President, Strategy, Production Systems Group. Dr. Quin is a member of the board of directors of CEDPA, an international aid organization.

Mr. John Reilly Age 60	Director since 2004
Mr. Reilly is the retired Chairman, President and CEO of Scott Technologies, Inc. He has more than thirty years of experience in the automotive industry, where he has served as senior officer with a number of automotive suppliers, including Stant Corporation and Tenneco Automotive. He has also held leadership positions at the former Chrysler Corporation and Navistar International and has served as President of Brunswick Corporation and Chairman, CEO and President of Figgie International. Mr. Reilly serves on the Board of Directors of American Axle and Manufacturing, and Exide Technologies, where he is Non-Executive Chairman of the Board.

John D. Roach Age 60	Director since 2003
Mr. Roach is the Chairman and CEO of Stonegate International, a private investment and advisory services firm, and Chairman of Unidare U.S., the North American subsidiary of Unidare plc, a public Irish company and a leading wholesaler of maintenance, repair and operational supplies and products to the welding, safety and industrial markets. He was previously Chairman, President and CEO of Builders First Source, Inc., a leading distributor of building products to production homebuilders from 1998 to 2001. From 1991 to 1997, he was Chairman, President and CEO of Fibreboard Corporation. Previously, Mr. Roach held senior positions with Johns Manville Corporation, which he joined in 1987, having served as Executive Vice President Operations, President of the Building Products Group and Chief Financial Officer. Prior to 1987, Mr. Roach was a strategy consultant and senior officer of Braxton Associates, Booz Allen Hamilton and The Boston Consulting Group. Mr. Roach is a director of PMI Group, Inc., Kaiser Aluminum and URS Corp.

Curtis G. Solsvig III Age 49	Director since 2003
Mr. Solsvig is Managing Director of Everett & Solsvig, a management consulting and portfolio management services company that he founded in 2002. He previously served as president of Gerhardt, Inc., a company he formed in 1991 to provide management-consulting services in workout and turnaround situations. Prior to 1991, Solsvig held management positions with Alvarez & Marsal, Inc. and The Boston Consulting Group. He serves on the boards of Egerton Capital and Pangborn Corporation.

Ronald L. Stewart Age 61	Director since 2004

Mr. Stewart was named our President and Chief Executive Officer and a Director effective March 1, 2004. Mr. Stewart is also the acting president and CEO of Pangborn Corporation for a transition period expected to end on or before December 31, 2004, and had previously served as president and CEO of Pangborn Corporation from 1999 to 2004. From 1996 to 1998, Mr. Stewart was president and CEO of Colt Industries. Prior to joining Colt Industries, Mr. Stewart served in various general management, operations and strategic planning positions at several North American automotive and construction equipment manufacturers including Chrysler Motors Corporation, J. I. Case, and Volkswagen of America. Mr. Stewart is a member of the board of directors of Pangborn Corporation.

The Board of Directors recommends a vote FOR the election of each of the directors listed above.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

How often did the Board meet in fiscal 2004?

The Board held 10 meetings, including 4 telephonic meetings, during fiscal 2004. Each director attended at least 75% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member.

What is the attendance policy for directors at our annual meeting?

All directors properly nominated for election at the meeting are expected to attend the annual meeting of shareowners. At the 2003 annual meeting of shareowners, all of the directors nominated for election (Messrs. Callahan, Evans, Gray, Hohmann, Mitsch, Roach and Solsvig and Dr. Quin) were present.

Which of our directors are independent?

The Nominating and Corporate Governance Committee conducts an annual review of the independence of the members of the Board and its committees and reports its findings to the full Board. Seven of MSC’s eight directors are non-employee directors. Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange listing standards), information provided by the non-employee directors and MSC did not indicate any material transactions or relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable or familial) which would impair the independence of any of the non-employee directors. Based on the report of the Nominating and Corporate Governance Committee, the Board affirmatively determined that each of its non-employee directors nominated for election at the annual meeting are independent of MSC and its management.

Which members of the Audit Committee meet the independence and financial literacy requirements for audit committee members?

All three members of the Audit Committee meet the new enhanced independence standards for audit committee members set forth in the New York Stock Exchange listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission). The Board has determined that each member of the Audit Committee satisfies the financial literacy qualifications of the New York Stock Exchange listing standards and that Mr. Solsvig also satisfies the “audit committee financial expert” criteria established by the Securities and Exchange Commission.

What committees has the Board established?

The Board’s standing committees, all of which are comprised of independent directors, include the following:

Committee	Members	Primary Responsibilities	# of Meetings

Audit	Solsvig (Chairperson) Evans Quin

•      Monitors the integrity of the company’s consolidated financial statements, the company’s compliance with legal and regulatory requirements and the company’s system of internal controls.

•      Selects, evaluates, and, when appropriate, replaces the independent auditor, and pre-approves audit, internal control-related and permitted non-audit services.

•      Monitors the qualifications, independence and performance of the company’s internal and independent auditors.

6, including 2 telephonic

Compensation and Organization	Hohmann (Chairperson) Gray Roach

•      Determines the compensation of our executive officers and key employees.

•      Reviews and approves cash incentive compensation paid to key employees.

•      Reviews and makes recommendations to the Board regarding the company’s compensation and benefit plans and policies.

•      Reviews corporate practices relating to diversity and succession planning.

6, including 2 telephonic

Nominating and Corporate Governance	Mitsch (Chairperson) Evans Hohmann	• Identifies and recommends candidates for election to the Board. • Oversees the evaluation of the Board and management. • Approves our corporate governance principles and our Code of Business Ethics.	2, including 1 telephonic

The Board has adopted written charters for the Audit, Compensation and Organization, and Nominating and Corporate Governance Committees setting forth the roles and responsibilities of each committee. The written charter of the Audit Committee, which was amended by the Board on April 22, 2004, is attached as Exhibit A to this proxy statement and available on our website at www.matsci.com. The written charters for the Compensation and Organization and Nominating and Governance Committees are available on our website at www.matsci.com.

The Board intends to consolidate the Compensation and Organization and Nominating and Corporate Governance Committees beginning on July 1, 2004. All members of the new combined committee will continue to be independent members of the Board.

Does the Board have a lead director and does it hold executive sessions?

In February 2003, the Board of Directors approved our Corporate Governance Guidelines which designate the chairperson of the Nominating and Corporate Governance Committee as the lead director of the Board when our Chief Executive Officer also holds the position of Chairman of the Board. The lead director’s primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. In March 2004, Mr. Stewart was appointed President and Chief Executive Officer and, in April 2004, Dr. Mitsch was re-appointed Non-Executive Chairman of the Board to serve a term ending June 24, 2004. Accordingly, Dr. Mitsch presides over the executive sessions of the Board. Effective July 1, 2004, the Board of Directors will appoint a Non-Executive Chairman of the Board.

How can I communicate with the Board?

Interested parties, including shareowners, may communicate directly with the lead director, the Chairman of the Audit Committee, or the non-employee directors as a group by writing to those individuals or the group at the following address: Material Sciences Corporation, 2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007.

The Nominating and Corporate Governance Committee has approved a process for handling letters received by MSC and addressed to the lead director, the Chairman of the Audit Committee or the non-employee directors as a group. Under that process, the Secretary reviews all such correspondence and regularly forwards to the directors a summary of all such correspondence, together with copies of all such correspondence that, in the opinion of the Secretary, deal with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by MSC that is addressed to members of the Board and request copies of such correspondence.

When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist MSC in effectively addressing your concern, you may choose to remain anonymous, and MSC will use its reasonable efforts to protect your identity to the extent appropriate or permitted by law. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Audit Committee and handled in accordance with the procedures established by the Audit Committee with respect to such matters.

How are directors compensated?

Since April 17, 2003, each non-employee director has received (1) an annual retainer of $30,000, (2) $1,000 per meeting for attendance at Board meetings or Board committee meetings (other than Audit Committee meetings), (3) $1,500 per meeting for attendance at Audit Committee meetings, (4) $10,000 per year for chairing the Audit Committee, (5) $5,000 per year for chairing the Compensation and Organization Committee or the Nominating and Governance Committee, (6) $1,000 per meeting for special telephonic meetings, and (7) reimbursement for normal travel expenses. In addition to Board and other committee fees noted above, the Non-Executive Chairman of the Board receives an annual fee of $125,000. The annual retainer has been paid in cash, shares of common stock, deferred stock units entitling such non-employee director to receive common stock at a future date or any combination thereof based on the preference of the director.

Each eligible non-employee director also received an incentive stock option grant, having a fair market value on the date of grant equal to $40,000, under the 2001 Compensation Plan for Non-Employee Directors, until the plan expired on February 29, 2004. In lieu of adopting a new equity-compensation plan, the Board adopted the 2004 Long-Term Incentive Plan for Non-Employee Directors on May 13, 2004. The new plan provides for phantom stock units (payable only in cash) to be granted to each non-employee director on March 1, June 1, September 1 and December 1 of each fiscal year. On each grant date, the directors will receive a number of units equal to $6,250 divided by the fair market value of our common stock. The units will vest upon the earlier of (1) five years from the date of grant or (2) such director ceasing to be a member of the Board of Directors for certain reasons. Upon vesting, the director will receive a cash payment equal to the number of units multiplied by an average of the fair market value of our common stock at that time. In lieu of the annual grant under the recently expired plan, Messrs. Gray, Roach and Solsvig will be issued on June 1, 2004 a unit equal to $12,500, rather than $6,250. No grants may be made under the new plan after May 13, 2009.

In light of his increased responsibilities, Dr. Mitsch, as the Non-Executive Chairman of the Board, was granted 50,000 phantom stock units (payable only in cash) on December 17, 2003. Fifty percent of such units vest on the date the fair market value of a share of our common stock equals or exceeds $14.00 for 30 trading days and the remaining fifty percent of such units vest on the date the fair market value of a share of our common stock equals or exceeds $15.00 for 30 trading days. Upon vesting, Dr. Mitsch will receive an amount equal to the number of vested units multiplied by the 30-day average trading price of our common stock. In connection with a sale of MSC, the consideration to be received in such transaction would be used to determine whether any units vest and Dr. Mitsch would receive an amount for all vested units equal to the same per share value that other MSC shareowners receive in the transaction.

Mr. Heizer, director emeritus, was paid one-third of the annual retainer and all regular meeting fees for those meetings attended in person. Mr. Heizer was not awarded incentive stock options.

Do we have Corporate Governance Guidelines?

We are committed to the highest standards of corporate governance. The Board has adopted a set of Corporate Governance Guidelines, which, among other things, sets forth the qualifications and other criteria for director nominees, as established by the Nominating and Corporate Governance Committee. The desired skills and experience for prospective Board members is described in more detail below under the caption “Director Nominations to be Considered by the Board.” Our Corporate Governance Guidelines are available on our website at www.matsci.com.

Pursuant to our Guidelines and to better align the interests of our shareowners with our directors and executive officers, we require each director and executive officer to own a specified percentage of our common stock pursuant to a program established in 1999. Our Compensation and Organization Committee oversees this program.

Do we have a Code of Business Ethics?

All of our directors and employees, including our Chief Executive Officer and Chief Financial Officer, are required to abide by our Code of Business Ethics, which has been augmented to comply with the new requirements of the New York Stock Exchange and the Securities and Exchange Commission, to insure that our business is conducted in a consistently legal and ethical manner. The Code of Business Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, fair dealing, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. Our Code of Business Ethics is available on our website at www.matsci.com.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter, as amended by the Board on April 22, 2004, is attached to this proxy statement as Exhibit A.

The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors that MSC’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States.

In overseeing the preparation of the financial statements of MSC, the Audit Committee met with management to review and discuss MSC’s audited financial statements prior to their issuance and to discuss significant accounting issues.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee), as amended.

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors their independence. The Audit Committee has also reviewed the non-audit services provided by the independent auditors, and considered whether the provision of those services was compatible with maintaining the independence of the auditors.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of MSC be included in MSC’s Annual Report on Form 10-K for the fiscal year ended February 29, 2004, and be filed with the Securities and Exchange Commission.

Material Sciences Corporation Audit Committee

Mr. Curtis G. Solsvig, III, Chairperson

Mr. G. Robert Evans

Dr. Mary P. Quin

INDEPENDENT AUDITORS

Fees Paid to Independent Auditors

The following table sets forth the amount of fees billed by Deloitte & Touche LLP, our independent auditors, for the fiscal years ended February 28, 2003 and February 29, 2004.

	2003	2004
Audit	$245,000	$360,000
Audit Related	87,500	252,385
Tax	417,650	297,700
All Other Fees	10,000	44,000

Total Fees	$760,150	$954,085

Pre-Approval of Services by Independent Auditors

The Audit Committee has adopted a pre-approval policy for the provision of audit and non-audit services by our independent auditors. Pursuant to this policy, which was implemented in December 2002, the Audit

Committee approves on an annual basis all audit and permissible non-audit services provided by our independent auditors and all related fees. The Audit Committee chairperson or any other two members can approve audit and non-audit services required in the absence of an Audit Committee meeting. The member or members who approve such services must report, for information purposes only, any pre-approved decisions to the Audit Committee at its next scheduled meeting. In limited and exceptional circumstances, MSC may engage our independent auditors to perform non-audit services without pre-approval, so long as the aggregate amount of such services does not exceed $10,000, the services were not recognized to be non-audit services at the time of the engagement and the services and fees are promptly brought to the attention of the Audit Committee and approved by either the Audit Committee, the Audit Committee chairperson or any two members of the Audit Committee before completion of our audit.

In making its recommendation to appoint Deloitte & Touche LLP, as our independent auditors for the fiscal year ending February 29, 2004, the Audit Committee determined that the non-audit services provided by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP.

Attendance of Independent Auditors at Annual Meeting

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Change of Independent Public Accountant in Fiscal 2003.

The Audit Committee annually considers the selection of our independent public accountant. On May 20, 2002, the Audit Committee decided to dismiss Arthur Andersen LLP as MSC’s independent public accountant and to engage Deloitte & Touche LLP to serve as MSC’s independent public accountant for fiscal 2003 and 2004.

Arthur Andersen LLP’s reports on MSC’s consolidated financial statements for fiscal 2002 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During MSC’s fiscal 2002 and through May 20, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on MSC’s consolidated financial statements for such years; and there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K. MSC provided Arthur Andersen LLP with a copy of the foregoing disclosures in May 2002 and Arthur Andersen LLP stated its agreement with such statements.

During MSC’s fiscal 2002 and through May 20, 2002, MSC did not consult Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on MSC’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table discloses compensation received during the periods indicated by our President and Chief Executive Officer and four other highest compensated executive officers during fiscal 2004.

Names and Principal Position	Fiscal Year	Annual Compensation					Above Market Stock Award(s) (#)(2)	Long-Term Compensation Awards
		Salary ($)		EVA and Other Incentives ($)		Other Annual Compensation ($)(1)		Securities Underlying Options (#)	All Other Compensation ($)(3)
M.J. Callahan	2004	325,480	(4)	50,000	(5)	—	—	—	3,500
President and Chief Executive Officer (retired February 29, 2004)

G.G. Nadig	2004	64,637	(8)	797,000	(5)	54,013	—	—	454,249
Chairman, President and Chief Executive Officer (resigned April 17, 2003)	2003 2002	502,000 485,000		492,980 214,200	(6) (7)	12,000 12,000	— 86,800(9)	330,030(17) —	14,922 13,197

J.J. Waclawik, Sr.	2004	227,000		339,064	(5)	14,681	—	—	10,088
Vice President, Chief Financial Officer and Secretary	2003 2002	211,000 211,000		167,055 102,200	(6) (7)	16,057 4,000	— 18,100(9)	64,788(18) —	12,100 10,979

Andrew G. Blake	2004	202,500		149,372	(5)	9,500	5,000(10)	—	10,077
President, EMD	2003	133,333		208,444	(6)	8,000	3,617(11)	—	7,685

R.L. Millar, Jr.	2004	203,500		90,556	(5)	7,955	800(12)	—	10,765
Vice President and General Manager of Pre Finish Metals	2003 2002	205,000 180,375		174,588 97,943	(6) (7)	36,980 28,586	1,000(13) 20,700(14)	71,121(19) —	13,392 12,025

C.D. Nastas	2004	220,967		56,329	(5)	114,610	700(15)	—	10,019
Vice President and General	2003	173,400		68,400	(6)	231,359	—	37,752(20)	12,132
Manager of EMS	2002	153,883		53,480	(7)	22,000	8,300(16)	—	10,957

(1)	Includes perquisites such as an automobile allowance, cash in lieu of vacation time per company policy and other personal benefits paid to the executive. Mr. Nastas’ compensation includes relocation costs of $100,360 and $219,359 in fiscal 2004 and 2003, respectively. Mr. Nastas’ 2002 amount also includes a mortgage differential ($10,000).
(2)	As of February 29, 2004, the last day our fiscal year, the named executive officers held the number of unvested shares of restricted stock, with a value based on the closing price of our common stock on such date ($11.38), as follows: Mr. Millar (4,500 shares/ $51,210); Mr. Nastas (3,600 shares/ $40,968) and Mr. Blake (7,817 shares/ $88,957). If a dividend is paid on our common stock, the executive officers would receive dividends on their restricted stock.
(3)	In 2004, includes (a) matching contributions to the Savings and Investment Plan (Mr. Waclawik $6,588, Mr. Millar $6,245, Mr. Nastas $6,519, and Mr. Blake $6,577); (b) payments to the Defined Contribution Plan (Mr. Callahan, Mr. Waclawik, Mr. Blake and Mr. Nastas, each $3,500; and Mr. Millar $4,520); and (c) severance paid to Mr. Nadig from April 18, 2003 until February 29, 2004 ($450,733). See “Separation Agreement with Mr. Nadig” below.
(4)	Compensation from April 17, 2003, the date of Mr. Callahan’s appointment, to February 29, 2004, the date of Mr. Callahan’s retirement.
(5)

Represents (a) EVA incentive payments (Mr. Callahan $50,000, Mr. Waclawik $50,164, Mr. Blake $49,372, Mr. Millar $53,456 and Mr. Nastas $39,771), (b) other incentive payments (Mr. Waclawik $200,000 and Mr. Blake $100,000) and (c) cash payments under the 2001 Long Term Incentive/Leverage Stock Awards

Program which vested March 1, 2004 (Mr. Waclawik $88,900, Mr. Millar $37,100 and Mr. Nastas $16,558). Mr. Nadig received as part of his severance agreement $797,000 related to the vested cash portion of his March 1, 2001 Long Term Incentive/Leverage Stock Awards Program.

(6)	Represents (a) EVA incentive payments (Mr. Nadig $208,780, Mr. Waclawik $76,455, Mr. Blake 88,444, Mr. Millar $129,188 and Mr. Nastas $68,400), (b) other incentive payments (Mr. Waclawik $30,000, Mr. Blake $50,000 and Mr. Millar $9,000), (c) cash payments under the 2000 Long-Term Incentive/Leverage Stock Awards Program which vested February 28, 2003 (Mr. Nadig $284,200, Mr. Waclawik $60,600 and Mr. Millar $36,400) and (d) consulting fees paid in fiscal 2003 prior to Mr. Blake’s employment ($70,000).
(7)	Represents (a) EVA incentive payments (Mr. Millar $66,743 and Mr. Nastas $50,000) (b) other incentive payments (Mr. Waclawik $50,000 and Mr. Nastas $3,480) and (c) cash payments under the 1999 Long-Term Incentive/Leverage Stock Award Program which vested February 28, 2002 (Mr. Nadig $214,200, Mr. Waclawik, $52,200 and Mr. Millar $31,200).
(8)	Salary from March 1, 2003, the first day of fiscal 2004, to April 17, 2004, the date of Mr. Nadig’s resignation.
(9)	Grant of restricted stock under the 2001 Long-Term Incentive/Leveraged Stock Awards Program at market value ($8.70). For Mr. Nadig only, the restrictions were removed on April 17, 2003 pursuant to his separation agreement.
(10)	4,200 shares of restricted stock were granted on March 1, 2003 under the 2003 Long-Term Incentive/Leverage Stock Awards program at market value ($10.26). The restrictions will be removed on February 28, 2006 assuming Mr. Blake is still employed with MSC. In addition, 800 shares of restricted stock were granted on March 1, 2003 under the Merit/Stock Exchange Program at market value ($10.26) in lieu of all or a portion of Mr. Blake’s merit increase for fiscal 2004. These shares vested on March 1, 2004.
(11)	Grant of restricted shares on June 20, 2002 under the 2002 Long-Term Incentive/Leverage Stock Awards program at market value ($13.30). The restrictions will be removed on June 20, 2005 assuming Mr. Blake is still employed with MSC.
(12)	Represents shares of restricted stock granted under the Merit/Stock Exchange Program at market value ($10.26) in lieu of all or a portion of the executive’s merit increase for fiscal 2004. The restrictions were removed on March 1, 2004.
(13)	Represents shares of restricted stock granted under the Merit/Stock Exchange Program at market value ($10.00) in lieu of all or a portion of the executive’s merit increase for fiscal 2003. The restrictions were removed on February 28, 2003.
(14)	Grant of 15,400 shares of restricted stock under the 2001 Long-Term Incentive/Leveraged Stock Awards Program at market value ($8.70). The restrictions were removed on February 29, 2004. 4,500 shares of restricted stock were granted for compensation related to Mr. Millar’s promotion in fiscal 2002 at market value ($10.10). These restrictions will be removed on December 18, 2004, assuming Mr. Millar is still employed with MSC. 800 shares of restricted stock were granted under our Merit/Stock Exchange Program at market value ($8.70) in lieu of all or a portion of Mr. Millar’s merit increase for fiscal 2002. The restrictions were removed on February 28, 2002.
(15)	Represents shares of restricted stock granted under the Merit/Stock Exchange Program at market value ($10.26) in lieu of all or a portion of the executive’s merit increase for fiscal 2004. The restrictions were removed on March 1, 2004.
(16)	Grant of 4,700 shares of restricted stock under the 2001 Long-Term Incentive/Leveraged Stock Awards Program at market value ($8.70). The restrictions were removed on March 1, 2004. 3,600 shares of restricted stock were granted for compensation related to Mr. Nastas’s promotion in fiscal 2002 at market value ($10.10). These restrictions will be removed on December 18, 2004, assuming Mr. Nastas is still employed with MSC.
(17)

Granted stock options on March 1, 2002, under the 2002 Long-Term Incentive/Leveraged Stock Awards Program at market value ($10.00). Options to purchase 110,010 shares vested on February 28, 2003. Options to purchase an additional 18,335 shares were vested as of April 17, 2003, the date of Mr. Nadig’s resignation. Pursuant to Mr. Nadig’s separation agreement, all of Mr. Nadig’s vested options expired on October 17, 2003 and all non-vested options terminated as of April 17, 2003.
(18)	Granted 64,788 stock options on March 1, 2002, under the 2002 Long-Term Incentive/Leveraged Stock Awards Program at market value ($10.00). The options vest ratably over three years, assuming the individual is still employed with MSC, and expire on February 28, 2007. Mr. Waclawik forfeited 21,596 of these options under an employment agreement entered into on May 5, 2004. 2,700 options were granted in lieu of Mr. Waclawik’s merit increase in fiscal 2003 at market value ($10.00). The options vested immediately and expire on February 28, 2012.
(19)	Granted stock options on March 1, 2002 under the 2002 Long-Term Incentive/Leveraged Stock Awards Program at market value ($10.00). The options vest ratably over three years, assuming the individual is still employed with MSC, and expire on February 28, 2007. Mr. Millar forfeited 23,707 of these options under a retention agreement entered into on February 29, 2004.
(20)	Granted 37,752 stock options on March 1, 2002, under the 2002 Long-Term Incentive/Leveraged Stock Awards Program at market value ($10.00). Options vest ratably over three years, assuming the individual is still employed with MSC, and expire on February 28, 2007. Mr. Nastas forfeited 12,584 of these options under a retention agreement entered into on April 6, 2004.

Option Grants in Last Fiscal Year

There were no options granted to the named executive officers listed in the Summary Compensation Table above during fiscal 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

The following table provides information on option exercises and unexercised option values for the named executive officers listed in the Summary Compensation Table above.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In- the-Money Options at Fiscal Year End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
M.J. Callahan	—	—	16,724	—	25,636	—
G.G. Nadig	—	—	—	—	—	—
J.J. Waclawik, Sr.	—	—	79,492	—	63,331	—
R.L. Millar, Jr.	—	—	75,614	—	65,431	—
C.D. Nastas (2)	—	—	25,168	12,584	34,732	17,366
A.G. Blake	—	—	—	—	—	—

(1)	The value of unexercised options is based on a market price of $11.38 (the closing market price on February 27, 2004), less the exercise price. The exercise price of all options granted to the above named individuals was the fair market value of a share of common stock on the date of grant.
(2)	In connection with Mr. Nastas’ retention agreement, effective April 6, 2004, Mr. Nastas agreed to forfeit 12,584 unexercisable options.

Employment and Other Agreements

As a result of G. Robert Evans’ retirement from his position as Chairman and Chief Executive Officer of MSC in December 1997, Mr. Evans receives a supplemental pension as required by his former employment agreement with MSC. Mr. Evans will be retiring from the Board effective June 24, 2004.

Retention agreements are in effect until June 30, 2005 for five of our executive officers, including Mr. Millar and Mr. Nastas. The agreements became effective February 29, 2004 (except in the case of Mr. Nastas, whose agreement became effective April 6, 2004). In their retention agreements, each executive officer agrees to the buyout and termination of his rights under MSC’s supplemental retirement plan described below under “Pension Plans.” The buyout price ($645,000 for Mr. Millar and $50,000 for Mr. Nastas) will be paid on May 31,

2004 or, if earlier, upon any termination of employment. Each retention agreement also provides for a retention bonus ($661,194 for Mr. Millar and $195,395 for Mr. Nastas) to be paid on May 31, 2005 (or, if earlier, upon termination of employment by MSC without cause, upon death or disability or under certain other circumstances). Mr. Nastas is entitled to receive an additional retention bonus of $250,000 on September 30, 2004. The retention agreements set the salary levels for the executives through February 2005 ($202,000 per year for Mr. Millar and $252,000 per year for Mr. Nastas) and confirm that the executives will be eligible to participate in management incentive plans. As part of the retention agreement, each executive agreed to forfeit his March 2003 long-term incentive award ($45,500 in cash and 4,500 restricted shares for Mr. Millar, and $35,000 in cash and 3,500 restricted shares for Mr. Nastas) and certain stock options (23,707 options for Mr. Millar and 12,584 options for Mr. Nastas).

The retention agreements described above also replace MSC’s current Change in Control Agreements with such executive officers. Under the retention agreement, each executive officer has the right to receive severance if his employment terminates under certain circumstances. Severance is payable in the event that (1) MSC terminates the executive’s employment without cause or (2) if, following a transaction, executive takes a position with a purchaser of one or more of MSC’s businesses and executive’s employment is thereafter terminated by the purchaser without cause or executive terminates his employment for good reason. However, an executive is not entitled to severance if he is offered, but declines to accept, a comparable position with a purchaser. Mr. Nastas and Mr. Millar are each entitled to receive severance in an amount equal to approximately 27 months of base compensation. Executives are also entitled to outplacement and other benefits, and are subject to non-competition and non-solicitation covenants, following termination.

On May 5, 2004, we entered into an employment agreement and a consulting agreement with Mr. Waclawik, effective February 27, 2004. Under these agreements, Mr. Waclawik will serve as an employee of MSC for the remainder of calendar 2004 and a consultant to MSC during calendar 2005. Later this year, we plan to identify and hire an individual to serve as Mr. Waclawik’s successor in the role of Chief Financial Officer. Under the employment agreement, Mr. Waclawik is entitled to receive a base salary of $272,000 per year and participate in the Management Incentive Plan. The employment agreement also provides for (1) a supplemental bonus of $200,000 (paid in May 2004 for services rendered during the 2004 fiscal year) and (2) the buyout and termination of Mr. Waclawik’s rights under the supplemental pension plan described below under “Pension Plans” for a payment of $326,000 on May 31, 2004. Mr. Waclawik is also entitled to earn one or more bonuses (not to exceed $100,000 in total) in the event MSC sells one or more of its operating units. Under the consulting agreement, Mr. Waclawik will provide 40 hours per week of services from January through May of 2005 and five days per month of services during the remainder of the year, for aggregate compensation of $424,000 plus a bonus of $100,000. These amounts will be paid as a lump sum in the event Mr. Waclawik’s services are terminated by MSC without cause, by Mr. Waclawik for good reason or upon a change in control. Mr. Waclawik will also receive 30 months of welfare benefits following the termination of his employment, receive outplacement benefits, and be subject to non-competition and non-solicitation covenants. As part of the employment agreement, Mr. Waclawik agreed to forfeit his March 2003 long-term incentive award ($102,000 in cash and 10,000 restricted shares) and stock options to purchase 21,596 shares.

In March 2004, we granted Messrs. Stewart, Millar and Nastas phantom stock units (Mr. Stewart 100,000, Mr. Millar 5,600 and Mr. Nastas 6,400), fifty percent of which vest on the date the fair market value of a share of our common stock equals or exceeds $14.00 for 30 trading days and fifty percent of which vest on the date the fair market value of a share of our common stock equals or exceeds $15.00 for 30 trading days. On May 5, 2004, Mr. Waclawik also received a grant of (1) 19,070 phantom stock units with a vesting price of $14.00 per share and an expiration date of July 31, 2006 and (2) 18,056 phantom stock units with a vesting price of $15.00 per share and an expiration date of July 31, 2007. All phantom stock units described above are payable only in cash. Upon vesting, the executive officer receives an amount equal to the number of vested units multiplied by the 30-day average trading price of our common stock. In connection with a sale of MSC, the consideration to be received in such transaction would be used to determine whether any units vest and each executive officer would receive an amount for all vested units equal to the same per share value that other MSC shareowners receive in the transaction.

On May 6, 2004, we entered into incentive compensation agreements with two executive officers, including Mr. Blake, providing such executives an opportunity to earn a cash bonus based on the gains recognized by MSC upon a partial or complete sale of its Engineered Materials and Devices Group (“EMD”). Such executive officers are entitled to receive a percentage of the gains, under a sliding scale based upon the consideration received by MSC. At any time after the earlier to occur of a sale of MSC or March 1, 2009, we have the option to cash-out their rights under the agreements. Additionally, such executives have the right to require us to cash-out their rights if the fair market value of EMD exceeds $50 million at any time after March 1, 2009. In the event that either executive officer is terminated for cause or by death or disability, we will cash-out their rights based on the fair market value of EMD on the date of their termination.

Separation Agreement with Mr. Nadig

In connection with Mr. Nadig’s resignation from his position as our Chairman, President and Chief Executive Officer on April 17, 2003, MSC and Mr. Nadig entered into a separation agreement effective as of that date. The separation agreement provides for, among other things, (1) the continuation of Mr. Nadig’s base salary until April 15, 2005, (2) the full vesting of restricted stock previously granted Mr. Nadig, (3) an extension of the period in which Mr. Nadig may exercise vested stock options, and (4) other fringe benefits. Mr. Nadig is also subject to the terms of a confidentiality and non-compete agreement.

Certain Relationships and Related Transactions

Mr. Stewart served as a consultant to MSC during fiscal 2004. Mr. Stewart earned consulting fees of $118,500 and was reimbursed for reasonable out of pocket expenses. In addition, Mr. Stewart is to receive a deferred payment of $112,000 in February 2005 related to his consulting agreement.

Pension Plans

We maintain two different types of supplemental pension plans, which provide certain benefits in the event of termination of employment, disability or death before retirement, as described below. As of February 29, 2004, $1,820,621 had been accrued under our plans for the current active employees and includes $980,933 for persons named in the Summary Compensation Table (such accruals being $645,000, $326,000, $4,076 and $5,857 for Messrs. Millar, Waclawik, Blake and Nastas, respectively). Mr. Callahan received no supplemental pension plan. Reference is made to “Employment and Other Agreements” above with respect to the buyout of these obligations for Messrs. Millar, Waclawik and Nastas.

Supplemental Pension Plan. We have entered into a supplemental pension plan agreement with one active executive officer, which provides pension benefits paid upon retirement or disability, termination of employment after the age 60 and death. The disability benefit consists of a monthly payment until death equal to 50% of an individual’s average monthly compensation for the last 12 consecutive months prior to disability, less the sum of benefits otherwise receivable by an individual (collectively referred to as the “Other Benefits”) from Social Security and any other pension or retirement programs (whether maintained by us or not). The benefit upon termination of employment consists of a monthly payment, beginning in the month after termination (but not before the individual’s 60th birthday) and continuing for 120 months or, if earlier, the death of the individual or if the individual has a surviving spouse, the death of the surviving spouse, equal to a specified percentage of the individual’s average monthly compensation for the last 12 consecutive months prior to termination, less the sum of the Other Benefits. The percentage varies depending on the participant’s age at employment termination, ranging from 50% at the age of 60 to 66 2/3% at age 65. The payments will be made to a surviving spouse in the event of such individual’s death, but in no event will more than 120 payments be made. A participant becomes eligible to receive the termination benefit upon reaching age 60 or the completion of 10 years of consecutive employment, whichever comes first. The death benefit consists of a monthly payment to the surviving spouse, if any, beginning after a participant’s death while employed by the Company and continuing for 120 months or, if earlier, until the death of the spouse, equal to 50% of the participant’s average monthly compensation for the 12 consecutive months prior to the participant’s death, less the sum of the Other Benefits.

The supplemental pension plan agreements also provide that the payments described above in the event of employment termination will commence to a participant in the event that (1) any person acquires 25% or more of the voting power of our common stock or (2) the participant’s employment is terminated other than for cause, disability, death or voluntarily by the employee. For these purposes, termination of employment is deemed to occur after an individual’s 65th birthday.

Supplemental Retirement Plan. We also maintain a supplemental retirement plan, which covers two current employees, including Mr. Blake, and provides pension benefits paid upon retirement or disability, termination of employment after 10 years of service but prior to reaching age 65 and death. These benefits vest after 10 years of service or reaching age 65. The normal retirement benefit begins at age 65, or may be started between age 60-64 in a reduced amount, provided that the participant is entitled to a normal retirement benefit, and continue for a period ending on the earliest of (1) the date on which a total of 120 monthly payments have been paid to the participant or the participant’s surviving spouse, (2) the date of death of the participant if the participant has no surviving spouse or (3) the date of death of the participant’s surviving spouse. The normal retirement benefit is computed by multiplying the following three items: (1) the participant’s years of service, (2) a factor between 2% and 2.5% and (3) the participant’s final average compensation, less Other Benefits. The factor used depends on the participant’s age at their date of hire and the participant’s final average compensation (aggregate compensation including bonuses but excluding amounts contributed by MSC to any employee benefit plan or insurance program) for the five consecutive years preceding the participant’s retirement or termination of service in which the participant’s compensation was highest, divided by 60. In the event that a participant terminates their employment with MSC after 10 years of service but prior to their reaching age 60 for a reason other than death or disability, the participant will be eligible for the normal retirement benefit. The disability benefit entitles the participant to the normal retirement benefit commencing at age 65, provided that the participant may elect to commence the benefits after age 60 (in a reduced amount). The death benefit consists of a monthly payment to the surviving spouse, if any, beginning on the earliest date on which the participant would have been eligible for a retirement benefit and continuing for 120 months or, if earlier, until the death of the surviving spouse.

The compensation considered in determining the benefits payable under this plan to the person named in the Summary Compensation Table above is the compensation shown in the “Salary” and “EVA and Other Incentives” columns of the Summary Compensation Table excluding payments under any long term incentives. The table below illustrates the total combined estimated annual benefits payable under these retirement plans to participants for various years of service assuming normal retirement at age 65.

Remuneration	Years of Service
	10	20	30	40
$100,000	$4,228	$24,228	$39,228	$39,228
$150,000	$16,729	$46,728	$69,228	$69,228
$200,000	$29,228	$69,228	$99,228	$99,228
$250,000	$41,728	$91,728	$129,228	$129,228
$300,000	$54,228	$114,228	$159,228	$159,228
$350,000	$66,728	$136,728	$189,228	$189,228
$400,000	$79,228	$159,228	$219,228	$219,228
$450,000	$91,728	$181,728	$249,228	$249,228
$500,000	$104,228	$204,228	$279,228	$279,228
$550,000	$116,728	$226,728	$309,228	$309,228
$600,000	$129,228	$249,228	$339,228	$339,228

COMPENSATION AND ORGANIZATION COMMITTEE REPORT

The functions of the Compensation and Organization Committee include the oversight, approval and administration of compensation policies and plans for MSC’s employees, including executive officers, reviewing officer compensation levels and evaluating management performance and organization. The Committee is comprised of at least three independent, non-employee directors. Set forth below is a report submitted by the Compensation and Organization Committee regarding MSC’s compensation policies and programs for executive officers for fiscal 2004.

Compensation Philosophy

The MSC compensation program is designed to reward employees based on favorable performance and results. Compensation policies and plans (including benefits) are designed to attract and retain top quality and experienced managers by providing the opportunity to earn competitive cash compensation based on corporate, business unit and individual performance plus the opportunity to accumulate stock-based wealth commensurate with the long-term growth and value created for MSC’s shareowners.

Executive Compensation Components

MSC’s compensation program has three components including: a base salary, a cash incentive opportunity and a long-term equity award.

•	Base salaries are targeted at median competitive levels for companies in industries related to the Company and similar-size companies in general industry:

—	Salaries are reviewed annually.

—	Annual adjustments are based on individual performance, changes in duties and responsibilities and general movement of salary levels in companies in industries related to MSC and similar-size companies in general industry.

—	In fiscal 2000, MSC introduced a program to promote greater stock ownership in MSC by officers. The Merit/Stock Exchange Program allows an officer to elect to receive a merit increase in stock or stock options based on fair market value, rather than in cash. The Company suspended this program for fiscal 2005.

•	Cash incentive opportunity for management employees is targeted at median competitive levels based upon companies in industries related to MSC and similar-size companies in general industry, determined on an annual basis.

—	MSC currently uses Economic Value Added (EVA®) to set performance targets for its business units. EVA is a performance measurement system that is intended to drive increased economic value within MSC and increase shareowner value. EVA is calculated using the following formula: net operating profit after tax less the cost of capital (debt and equity).

—	The annual variable compensation target for the employee is calculated as a percentage of the salary for the employee based on his or her level of responsibility, market competitiveness and impact on value creation. The EVA program for senior executives includes an EVA banking component to account for overachievement or underachievement of the annual target. If a business unit overachieves their target, a portion (one-third) is distributed and the remainder recorded to the EVA bank. In a year where there is underachievement of the target, the negative amount is first deducted from the EVA bank before any distribution is made. Therefore, the incentive pay is at risk, in order to encourage sustained economic performance.

—	In fiscal 2003, the Committee modified the cash incentive system to include two components. The first component (80% of the incentive target) is based on EVA performance as described above subject to the EVA banking requirements. The second component (20% of the incentive target) is based on the achievement of significant and measurable qualitative goals and quantitive goals that are major drivers of EVA and is excluded from the EVA banking requirements.

—	For fiscal 2005, the Committee has modified the cash incentive opportunity for management employees. MSC will provide an incentive based on company performance (earnings before interest and taxes) compared with a target approved by the Committee. The compensation target is calculated as a percentage of the salary for the employee based on his or her level of responsibility, market competitiveness and impact on value creation.

•	Long-term equity awards of either stock options or restricted stock to management employees at competitive levels for companies in industries related to MSC and similar-size companies in general industry. Such awards are made on an annual basis.

—	Non-qualified stock options were granted at approximately the 75th percentile competitive levels for similar-size companies in general industry for fiscal years 1996, 1997 and 1998.

—	For fiscal 1999 through 2002, restricted stock and cash awards were issued to key management employees at approximately the 75th percentile competitive level.

—	For fiscal 2003, MSC issued long-term awards using non-qualified stock options at approximately the 55th percentile competitive level.

—	For fiscal 2004, MSC issued performance-based long-term awards using restricted stock and cash awards at approximately the 50th percentile competitive level or less for fiscal 2004 based on a return on average shareowners equity.

—	In fiscal 2005, the Committee has modified the long-term incentive award program to provide phantom stock agreements (cash awards) based on sustained stock price performance of MSC.

Fiscal 2004 Committee Actions and Executive Performance

Chief Executive Officer. Mr. Nadig resigned on April 17, 2003. In connection with Mr. Nadig’s resignation from his position as our Chairman, President and Chief Executive Officer, MSC and Mr. Nadig entered into a separation agreement effective as of that date. The separation agreement provides for, among other things, (1) the continuation of Mr. Nadig’s base salary until April 15, 2005, (2) the full vesting of restricted stock previously granted Mr. Nadig, (3) an extension of the period in which Mr. Nadig may exercise vested stock options, and (4) other fringe benefits. Mr. Nadig is also subject to the terms of a confidentiality and non-compete agreement.

Mr. Callahan, a then-current director of MSC, replaced Mr. Nadig as President and Chief Executive Officer on April 17, 2003. Mr. Callahan’s compensation included an annual salary of $375,000; inclusion in the company’s variable compensation plan (EVA based in fiscal 2004); and 100,000 units of phantom stock (a cash award) based on the sustained stock performance of MSC. Mr. Callahan earned a cash payout of $50,000 based on performance compared to an EVA target level (80% of bonus opportunity) and other goals and criteria (20% of bonus opportunity). Mr. Callahan retired on February 29, 2004 from MSC and forfeited all rights to the aforementioned 100,000 units of phantom stock.

Other Named Executive Officers. Base salaries were increased 3% for Messrs. Waclawik and Blake. In general, these salary increases reflect individual performance, business performance and changes in the external compensation market. Base salary increased 38.5% for Mr. Nastas and decreased 7.8% for Mr. Millar, in each case based on a change in responsibilities.

Certain executives elected to receive all or a portion of their merit increases in stock or stock options under the Merit/Stock Exchange Program. Under such program, Mr. Millar and Mr. Blake each received 800 restricted shares and Mr. Nastas received 700 restricted shares. All such grants were based on the fair market value of MSC’s common stock on the date of grant. Mr. Millar also forfeited 4,300 shares of restricted stock and a $44,000 cash award from the March 1, 2003 grant due to his change in responsibilities.

Pursuant to retention agreements entered into with five of MSC’s executive officers, such executive officers were offered $1,471,000 in the aggregate to buy out their rights under MSC’S supplemental pension plans. Messrs. Waclawik, Millar and Nastas will receive $326,000, $645,000 and $50,000, respectively, on May 31, 2004. As partial consideration for the buy out and the retention and severance benefits under these agreements, Messrs. Waclawik, Millar and Nastas forfeited all rights to their March 1, 2003 restricted stock and cash awards (18,000 shares and $182,500 in cash in the aggregate) and the unvested portion of the March 1, 2002 stock options (57,887 options in the aggregate), as well as their rights under their Change in Control Agreements. All of the retention agreements were effective as of February 29, 2004, except for Mr. Nastas’ which became effective April 6, 2004.

Under MSC’s EVA cash incentive plan, Messrs. Waclawik, Millar, Nastas and Blake earned cash payouts of $50,164, $53,456, $39,771 and $49,372, respectively, in the aggregate in fiscal 2004, based on performance compared to EVA target levels (80% of bonus opportunity) and other goals and criteria (20% of bonus opportunity). After the fiscal 2004 payouts, all officers had an ending EVA bank balance of zero. Three executive officers received discretionary bonuses of $400,000 in the aggregate, including $200,000 to Mr. Waclawik and $100,000 to Mr. Blake.

On May 5, 2004, MSC entered into an employment agreement and a consulting agreement with Mr. Waclawik, effective February 27, 2004. These agreements are described above under “Compensation of Executive Officers - Employment and Other Agreements.”

Compensation Consultants and Competitive Data

The Committee has access to compensation consultants who work with the Committee from time-to-time on Board and executive compensation matters. The Committee also has access to competitive data on compensation levels for executive positions.

Material Sciences Corporation Compensation and Organization Committee

Mr. Frank L. Hohmann III (Chairperson)

Mr. Avrum Gray

Mr. John D. Roach

PERFORMANCE GRAPH

The following chart shows total shareowner returns, assuming $100 was invested on February 28, 1999 in Material Sciences Corporation, the S&P SmallCap 600 Index and the S&P SmallCap 600 Materials Group, with dividends, if any, reinvested through February 29, 2004.

	February 28 or 29,
	1999	2000	2001	2002	2003	2004
MSC	$100.00	$200.87	$122.43	$139.13	$142.75	$158.53
S&P SmallCap 600 Index	100.00	137.45	136.95	147.71	118.89	185.08
S&P SmallCap 600 Materials Group	100.00	100.25	102.17	126.73	85.75	147.44

OTHER MATTERS

Shareowner Proposals and Director Nominations for 2005 Annual Meeting of Shareowners

Proposals of shareowners intended to be presented at the 2005 Annual Meeting of Shareowners must be received by us no later than January 24, 2005, to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Such proposals should be addressed to Secretary, Material Sciences Corporation, 2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007.

Under our By-Laws, shareowners may nominate directors or bring other business before our 2005 Annual Meeting of Shareowners by delivering notice to us (containing certain information specified in the By-Laws) no earlier than March 26, 2005 nor later than April 25, 2005. Please note that these requirements are separate and apart from, and in addition to, the SEC’s requirements that a shareowner must meet to have a shareowner proposal included in our proxy statement as discussed above. A copy of the full text of the provisions of the By-Laws discussed above may be obtained from the SEC or by writing the Secretary of MSC.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Director Nominations to be Considered by the Board

Nominations for the election of directors may be made at times other than at the annual meeting by the Board of Directors or by a shareowner entitled to vote generally in the election of directors. The Nominating and Corporate Governance Committee has the authority to retain a third party search firm to assist it in identifying potential director nominees who meet the criteria and priorities established from time to time and facilitate the screening and nomination process for such nominees. For a nomination to be properly made by any shareowner and be considered for recommendation by the Board to the shareowners and included in our proxy statement for the 2005 annual meeting, written notice of such shareowner’s nomination must be given, either by personal delivery or by registered or certified United States mail, postage prepaid, to the Secretary of MSC (and must be received by the Secretary) no later than January 24, 2005. Such notice shall set forth: (1) the name and address of the shareowner making the nomination and of the person to be nominated; (2) the number of shares of common stock beneficially owned by that shareowner; (3) the name, age, business address and residence of the nominee; (4) the principal occupation or employment of the nominee; (5) the number of shares of common stock of MSC beneficially owned by the nominee; and (6) the written consent of the nominee to having such nominee’s name placed in nomination at the meeting and to serve as a director if elected. In order for a shareowner nomination to be included in the proxy statement, the nominee must meet the selection criteria as determined from time to time by the Nominating and Corporate Governance Committee.

MSC evaluates director nominees recommended by shareowners in the same manner in which it evaluates other director nominees. MSC has established through its Nominating and Corporate Governance Committee selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by shareowners, and address the issues of experience and personal attributes. The Board, with the assistance of the Nominating and Corporate Governance Committee, selects potential new Board members using the criteria and priorities established from time to time. Desired personal attributes for potential director nominees include: unquestioned personal integrity, loyalty to the corporation and concern for its success and welfare, courage to criticize, application of sound business ethics and independent judgment, awareness of a directors’ vital part in the corporation’s good corporate citizenship and the corporate image, time available for meetings and consultation on corporation matters, independence and the absence of conflict of interests, wide contacts with business and political leaders, and willingness to assume responsibility on behalf of all shareowners to oversee the management of the enterprise.

Desired experience for potential director nominees include: high-level leadership experience in business or administrative activities with public companies, relevant ongoing business, governance or administrative activities, specialized expertise in relevant industries, breadth of knowledge about issues affecting the corporation, and ability and willingness to contribute special competencies to Board activities.

The composition, skills and needs of the Board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the Board of Directors.

Solicitation of Proxies

We will bear the cost of the solicitation. In addition to solicitation by mail, we will request banks, brokers, and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of our common stock of whom they have knowledge, and will reimburse them for their expenses in so doing. In addition, we expect to pay $5,500 plus expenses, for assistance by Georgeson Shareholder in the solicitation of proxies and certain mailing services. Some of our officers and other employees and Georgeson Shareholder may solicit proxies personally, by telephone, by mail, facsimile transmission or other forms of electronic communication. Our officers and employees will not receive any additional compensation for such activities.

Additional Information

We will provide, without charge to each shareowner upon written request, a copy of our Annual Report on Form 10-K, including the financial statement schedules, for its most recent fiscal year. Individuals interested in receiving such Form 10-K should by written request contact:

Shareowner Relations Department

Material Sciences Corporation

2200 East Pratt Boulevard

Elk Grove Village, IL 60007

By Order of the Board of Directors,

James J. Waclawik, Sr.

Vice President,

Chief Financial Officer and Secretary

Elk Grove Village, Illinois

May 21, 2004

Exhibit A

MATERIAL SCIENCES CORPORATION

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee (the “Committee”) of Material Sciences Corporation (the “Corporation”) shall provide assistance to the Corporation’s Board of Directors (the “Board”) in fulfilling the Board’s responsibility to oversee: (a) the Corporation’s accounting, auditing and reporting practices; (b) the qualifications, independence and performance of the independent auditors; (c) the Corporation’s system of internal controls, including the performance of the internal audit function; (d) the Corporation’s disclosure policies and practices; (e) the quality and integrity of the Corporation’s financial statements; and (f) compliance by the Corporation with legal and regulatory requirements.

In carrying out its duties, the Committee shall maintain free and open communication with the Board, the independent auditors, the internal auditors and members of management.

While the Committee has the responsibilities and powers set forth in this Audit Committee Charter, the Committee’s role is one of oversight and it recognizes that the Corporation’s management is responsible for preparing the Corporation’s financial statements and that the independent auditors are responsible for auditing those financial statements. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the work of the independent auditors. Furthermore, it is not the responsibility of the Committee to conduct general investigations or to assure compliance with laws and regulations and the Corporation’s compliance policies.

Membership

•	The Committee shall be comprised of at least three members of the Board, one of whom shall be appointed as the chairman of the Committee (the “Chair”).

•	The Board will appoint the Chair and members of the Committee following nomination by the Nominating and Governance Committee.

•	All members of the Committee will be independent directors as defined by the New York Stock Exchange listing standards, and no member of the Committee can be an “affiliated person” as defined under applicable Securities and Exchange Commission rules and regulations.

•	Each Committee member must be financially literate, or must become financially literate within a reasonable period of time after his or her appointment to the Committee.

•	At least one member of the Committee shall have accounting or related financial management experience.

•	Director’s fees are the only compensation that Committee members may receive from the Corporation other than any retirement or similar benefit which may be permissible under relevant SEC and NYSE rules.

Meetings

•	The Committee shall meet at least four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary. The Committee may from time to time form one or more subcommittees, each of which may take such actions as may be delegated by the Committee.

•	All meetings shall be at the call of the Chair of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business.

•	Periodically, the Committee will meet separately with each of the independent auditors, the internal audit function staff and members of management. Such private meetings will occur at least quarterly or as requested by the Committee, the independent auditors or the internal audit function staff.

Authority and Responsibilities

Among other items, the Committee shall:

Oversight of Independent Auditors

•	Have the sole authority, at the Corporation’s expense, to: (a) appoint, (b) retain, (c) terminate, (d) compensate and (e) oversee the Corporation’s independent auditors, which shall report directly to the Committee.

•	Have the sole authority to approve all audit services, internal control-related services and permitted non-audit services, including the fees and terms thereof, of the independent auditors. In accordance with the pre-approval policies established by the Committee, the Committee, or a member of the Committee, must pre-approve any audit, internal-control related or non-audit service provided to the Corporation by the independent auditor.

•	Review and evaluate the qualifications, performance and independence of the independent auditors, including its lead audit partner, and periodically present its conclusions to the Board.

•	At least annually, obtain and review a report by the independent auditors describing: (a) the internal quality-control procedures used by the independent auditors; (b) any material issues raised by the most recent internal quality-control review or peer review of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the independent auditors, and any steps taken to deal with such issues; and (c) all relationships between the independent auditors and the Corporation.

•	Consider whether or not there should be a regular rotation of the independent auditors, and monitor the periodic rotation of the independent auditors’ lead partner and the audit partner responsible for reviewing the audit.

•	Review the proposed scope of the annual audit to be conducted by the independent auditors. Discuss any significant changes in the planned scope or conduct of the annual audit, the coordination of the internal and external audit functions and the independent auditors’ opinion rendered with respect to the annual financial statements.

Oversight of Internal Audit Function

•	Review the performance of the Corporation’s internal audit function (which shall report jointly to the Committee and to management).

•	Review the adequacy and effectiveness of the Corporation’s internal controls, any special audit steps adopted in light of any material control deficiencies, and the performance and qualifications of the internal audit function staff.

•	Review and discuss significant findings on specific audits completed by the internal audit function and management’s responses to such findings, including any follow-up action undertaken as a result of such findings.

•	Discuss any significant changes in the planned scope or conduct of the internal audit, and the coordination of the internal and external audit functions.

•	Discuss with management and the independent auditors the internal audit function responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

•	Review and approve the Internal Auditing Mission Statement and Charter on an annual basis.

Financial and Disclosure Matters

•	Prepare a report that the rules of the Securities Exchange Act of 1934 require to be included in the Corporation’s annual proxy statement.

•	Review and discuss the Corporation’s reporting process, disclosure controls and procedures and internal controls over financial reporting, which have been designed under the supervision of the Chief Executive Officer and Chief Financial Officer.

•	Review and discuss with both management and the independent auditors prior to public disclosure the Corporation’s (a) annual audited and quarterly financial statements, (b) Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (c) annual report to shareowners.

•	Review and discuss disclosures made to the Committee by the Corporation’s Chief Executive Officer and Chief Financial Officer during their certification process for the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q about any significant deficiencies in the design or operation of the Corporation’s internal control over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls over financial reporting.

•	Review and discuss with management and the independent auditors the Corporation’s annual report on internal controls over financial reporting and the independent auditor’s attestation of such report prior to the filing of the report with the Securities and Exchange Commission.

•	Review and discuss with the independent auditors any audit problems or difficulties and other issues and recommendations identified by the independent auditors together with management’s responses.

•	Review with the independent auditors any restrictions on the scope of the independent auditors’ activities or access to requested information, and review and resolve any significant disagreements between the independent auditors and management.

•	Review with the independent auditors: (a) any accounting adjustments noted or proposed by the auditors that were passed (as immaterial or otherwise); (b) communications between the independent auditors and the auditors’ national office with respect to material issues presented by the engagement and related to the Corporation’s financial statements; and (c) any management or internal control letter issued, or proposed to be issued, by the independent auditors to the Corporation.

•	Review and discuss earnings press releases generally, including the use of “proforma” or “non-GAAP” presentations, as well as financial information, forward-looking statements and earnings guidance provided to shareowners, analysts and rating agencies.

•	Review legal, regulatory, environmental and other matters including any off-balance sheet or off-shore transactions that have or could have an impact on the financial structure or financial results of the Corporation, or any non-ordinary course of business financial transactions.

•	Review and discuss policies regarding risk assessment and risk management, and significant risks and exposures confronted by the Corporation and the steps management has taken to monitor and control such exposures.

•	Review compliance with the Corporation’s debt covenants.

•	Review and discuss the Corporation’s tax strategy, insurance coverage and related matters.

•	Review and discuss (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, (b) the accounting treatment accorded significant transactions, (c) the development, selection and disclosure of critical accounting policies and practices, (d) significant financial reporting issues and judgments about the quality, not just the acceptability, of the Corporation’s accounting principles and underlying estimates made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods, regulatory and accounting initiatives and off-balance sheet structures on the financial statements, and (e) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

Committee Governance/Other

•	Annually review the Committee’s charter and, if necessary and appropriate, recommend changes to the Board.

•	Establish hiring practices for employees or former employees of the independent auditors consistent with applicable rules and regulations.

•	Conduct or authorize investigations into any matters within the Committee’s scope of responsibility.

•	At its sole discretion and the Corporation’s expense, obtain advice and assistance from outside legal, financial, accounting or other experts.

•	Report to the Board on the Committee’s activities on a timely basis.

•	Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, including appropriate procedures for the confidential, anonymous submission by employees of all concerns regarding questionable accounting or auditing matters.

•	Review with management and the internal audit function, the results of management’s review of the Corporation’s compliance, and systems for ensuring compliance, with its code of conduct and applicable laws and regulations. Review reports and disclosures of insider and affiliated party transactions and make recommendations to Board related thereto.

•	Perform an annual self-assessment of the performance of the Committee in accordance with the relevant law and NYSE listing requirements.

Notice of Annual Meeting

of Shareowners

and Proxy Statement

Meeting Date

June 24, 2004

YOUR VOTE IS IMPORTANT!

Please promptly vote your proxy.

MATERIAL SCIENCES CORPORATION

2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007

PROXY — Solicited on Behalf of the Board of Directors — PROXY

Annual Meeting of Shareowners to be Held on June 24, 2004

Please mark, date and sign on reverse side and return in the enclosed envelope

The undersigned hereby appoints Dr. Ronald A. Mitsch and Ronald L. Stewart, as proxies, each with full power of substitution to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Material Sciences Corporation held of record by the undersigned, at the Annual Meeting of Shareowners of Material Sciences Corporation to be held on June 24, 2004, at 10:00 a.m., CDT at the Company’s offices located at 2200 East Pratt Boulevard, Elk Grove Village, Illinois, or at any adjournment or postponement thereof.

Your vote for eight directors may be indicated on the reverse side. Avrum Gray, Frank L. Hohmann III, Dr. Ronald A. Mitsch, Dr. Mary P. Quin, John P. Reilly, John D. Roach, Curtis G. Solsvig III, and Ronald L. Stewart have been nominated for election of directors.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. If no contrary direction is given, the shares represented by this proxy will be voted (1) for the election of all nominees for director; and (2) in favor of authorizing proxies to vote upon such other business as may properly come before this meeting. Unless a contrary direction is given, this proxy will grant the persons named as proxies herein discretionary authority to cumulate votes in connection with the election of directors. If you withhold your vote for a nominee, all of your cumulative votes will be allocated to the remaining nominees as determined by the proxies.

(Continued and to be marked, dated and signed on the reverse side)

Address Change/Comments (mark the corresponding box on the reverse side)

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You can now access your Material Sciences Corporation account online.

Access your Material Sciences Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for Material Sciences Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
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• Establish/change your PIN

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For Technical Assistance Call 1-877-978-7778 between

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Please mark your votes as indicated in this example	☒

1. ELECT EIGHT DIRECTORS:		NOMINEES:		FOR	AGAINST	ABSTAIN
(duly nominated and named on the reverse side of this proxy and listed to the right)		01 Avrum Gray, 02 Frank L. Hohmann III, 03 Dr. Ronald A. Mitsch, 04 Dr. Mary P. Quin, 05 John P. Reilly, 06 John D. Roach, 07 Curtis G. Solsvig III, and 08 Ronald L. Stewart	2. Authorize proxies to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.	☐	☐	☐
FOR all nominees	WITHHOLD AUTHORITY to vote for all nominees
☐	☐

Withhold votes from nominee(s) (write name(s) of nominee(s)) or give cumulative voting instructions (write name(s) of nominee(s) and number of votes allocated to such nominee(s)) as indicated on the line below:

Signature                                                       Signature                                                       Date

Please sign exactly as name appears. Joint owners should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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